PRESS RELEASE

For further information, contact: Brian Stewart – President and Chief Executive Officer

(832) 562-3730

U.S. Well Services, LLC and USW Financing Corp. Announce Offering of 14.50% Senior Secured Notes Due 2017

HOUSTON, TX, October 11, 2013 – U.S. Well Services, LLC (the “Company”) and USW Financing Corp. (“USW” and together with the Company, the “Issuers”) announced today that they are offering $46.0 million in aggregate principal amount of 14.50% Senior Secured Notes due 2017 (the “Notes”). The Notes will be offered as additional notes, commonly referred to as a “tack-on bond,” under the indenture pursuant to which the Issuers previously issued $85.0 million aggregate principal amount of Notes in February 2012 and $12.0 million aggregate principal amount of Notes in April 2013. As a condition to and concurrent with the offering, the Company will receive a $14 million equity investment for membership units (the “New Units”) of the Company.

The Issuers expect to use the net proceeds from this offering, if completed, to purchase new equipment, including fracturing pumps and associated heavy equipment.

The Notes and the New Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The Notes will be offered only to “institutional accredited investors” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act and to non-U.S. persons outside the United States pursuant to Regulation S of the Securities Act. Unless so registered, the Notes and the New Units may not be offered or sold in the United States except pursuant to an exemption under the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or solicitation of an offer to buy any security, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About U.S. Well Services, LLC

The Company is a Houston, Texas based oilfield services provider of well stimulation services to the upstream oil and gas industry. The Company currently engages in high-pressure hydraulic fracturing in unconventional oil and natural gas basins. The fracturing process consists of pumping a specially formulated fluid into a perforated well casing or tubing under high pressure causing the underground formation to crack or fracture, allowing nearby hydrocarbons to flow more freely up the wellbore.

Forward-Looking Statements

Certain statements contained in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.